Exhibit 99.5

FORM OF CONSENT OF

DUFF & PHELPS, LLC

Benefits Committee of the

Board of Directors

Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda Street

Lynwood, California 90262

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2003, to the Special Committee of the Board of Directors of Earle M. Jorgensen Holding Company, Inc. (the “Company”) as Exhibit 99.5 to, and the references made to Duff & Phelps, LLC and such opinion under the headings “QUESTION AND ANSWERS REGARDING THE MERGER AND FINANCIAL RESTRUCTURING,” “SUMMARY—Opinions of Financial Advisers to Parent and Stock Bonus Plan,” “THE MERGER AND FINANCIAL RESTRUCTURING—The Background of the Merger and Financial Restructuring,” “THE MERGER AND FINANCIAL RESTRUCTURING—Recommendation of the Special Committee,” “THE MERGER AND FINANCIAL—Recommendation of the Board of Directors,” and “THE MERGER AND FINANCIAL RESTRUCTURING—Opinion of Duff & Phelps, LLC to the Benefits Committee and the Board of Directors of Earle M. Jorgensen Holding Company, Inc.” in, the Proxy Statement/Prospectus included in the Registration Statement of the Company on Form S-4 (Registration No.         ) to be filed with the Securities and Exchange Commission on January     , 2004. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

DUFF & PHELPS, LLC

By:

                      , 2004

Los Angeles, California